1998 MANAGEMENT BONUS PLAN

Participants in the 1998 Management Bonus Plan shall include all full-time non-sales positions from Level 10 up to Level 16. Bonuses will be solely predicated on the consolidated earnings performance of Mid Atlantic Medical Services, Inc. (MAMSI) and will be accrued on at least a quarterly basis as documented by the year end audited financial statements.

Bonuses shall be paid according to the following guidelines:

1. Minimum Bonus- Minimum bonuses shall be paid if MAMSI and its consolidated subsidiaries (the "Company") achieve a profit of $33.750 million before income taxes, expansion or acquisition costs, and prior to the physicians' return of withhold and payment of physicians' bonuses.

2. Maximum Bonus- Maximum bonuses shall be paid if the Company achieves a profit of $52.50 million before income taxes, expansion or acquisition costs, and prior to the physicians' return of withhold and payment of physicians' bonuses.

3. Pro-ration- In the event that the Company earns between $33.750 million and $52.50 million, bonus payments will be pro-rated accordingly.

4. Bonus Base- In general, bonus payments will be calculated on cash payments made during the year for base salary, which would take into account salary increases due to promotion or merit increases (other than those to Level 17 or higher). Pro-rated calculations will be made at each salary level for the portion of the year that the new level is in effect. If a participant is demoted to under a Level 10 position, and remains in an under Level 10 position until December 31, 1998, the employee will received a pro-rata bonus payment based upon the time the participant was in a full-time non-sales Level 10 or higher
         position  during  1998.   Similarly,   the  employee  is  promoted  or
         re-promoted to a Level 10 or higher, the employee is eligible to participate in the Bonus Plan on a pro-rata basis for all the time periods during which the participant was in a full-time non-sales Level 10 or higher position during 1998.

5. New Employees- New full-time non-sales employees are eligible to participate in the Bonus Plan. The bonus payment will be pro-rated accordingly for the portion of the year that the employee was employed at a full-time non-sales Level 10 or higher position.

6. Termination- No bonus shall be paid to bonus participants who terminate or are terminated by the Company prior to year end. In the event of retirement or death, the employee or his/her beneficiary will receive a pro-rated portion of the bonus.




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7.       Time of  Payment-  Bonus  payments  shall  be  distributed  immediately following the receipt of the audited financial statement(s) for the Company for the year 1998.

8.       Bonus   Percentages-   The   distribution  of  the  bonus  payments  to
         participants shall be limited according to the following percentage ranges:

         Level 16                                                      5.0 - 28%
         Level 15                                                      4.5 - 21%
         Level 14                                                      4.0 - 16%
         Level 12 & 13                                                 3.5 - 12%
         Level 10 & 11                                                 2.5 -  7%

9. Relationship to Other Bonus Plan- This Bonus Plan is substantially similar to the 1998 Senior Management Bonus Plan for full-time non-sales employees Level 17 to Level 20, including the CEO. The primary differences between the Bonus Plan and the 1998 Senior Management Bonus Plan are the percentage payments available to personnel and the personnel covered.

10. Interpretation of the Bonus Plan by the Board of Directors- If a question as to the the interpretation of the Bonus Plan arises, the Board of Directors may interpret the Bonus Plan. The decision of the Board is final.

11. Amendment- The Board of Directors may amend the Bonus Plan to materially/increase the amounts payable thereunder to participants or for any other reason.